UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2010

DIALOGIC INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33391	94-3409691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

926 Rock Avenue, Suite 20 San Jose, California	95131
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 750-9400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 9, 2010, Dialogic Inc. (the “Company”) announced that as a result of consolidation of the senior financial management operations of the Company’s offices to Parsippany New Jersey, Al Wood would resign as Chief Financial Officer of the Company. On December 8, 2010, Mr. Wood entered into a Transition and Separation Agreement (the “Separation Agreement”) with the Company. Mr. Wood intends to continue to serve as Chief Financial Officer and Principal Accounting Officer of the Company through March 31, 2011, unless he or the Company decides to terminate his employment earlier (the “Separation Date”). The period between December 8, 2010 and the Separation Date is referred to in the Separation Agreement as the Transition Period.

Pursuant to the Separation Agreement, Mr. Wood will continue to be compensated in accordance with his Offer of Employment, dated April 13, 2005, as amended on April 21, 2006 and September 8, 2008 (the “Employment Agreement”), which will terminate on the Separation Date. Pursuant to the Separation Agreement, if Mr. Wood allows the release contained in the Separation Agreement to become effective in accordance with its terms, he will be entitled to certain benefits, including: (i) severance in an aggregate amount equal to 100% of Mr. Wood’s annual base salary, subject to withholdings and deductions, payable on the first day following the six (6) months anniversary of the Separation Date and (ii) acceleration of all outstanding equity awards (together referred to as the “Severance Benefits”). In addition, if Mr. Wood remains actively employed by the Company through March 31, 2011, he will be entitled to a one-time lump sum retention bonus payment equal to $25,000 (the “Retention Payment”). Furthermore, on February 28, 2011, the Company will make a lump sum payment to Mr. Wood in an amount equal to the applicable premium payable for twelve (12) months to continue group health insurance coverage for Mr. Wood and his covered dependents on the same coverage terms as provided to Mr. Wood on the earlier of February 28, 2011 or as of the Separation Date (“COBRA Premium Amount”).

In the event Mr. Wood terminates his employment during the Transition Period, he will be entitled to certain benefits, including (i) any unpaid salary and vacation accrued through the Separation Date, (ii) COBRA Premium Amount and (iii) the Severance Benefits. In the event the Company terminates Mr. Wood’s employment prior to March 31, 2011, he will be entitled to certain benefits, including (i) any unpaid salary and vacation accrued through the Separation Date, (ii) the Retention Payment, (iii) lump sum payment equal to the base salary earned had the employment continued through March 31, 2011, (iv) COBRA Premium Amount and (v) the Severance Benefits.

The foregoing summary of the Separation Agreement is qualified in its entirety by the Separation Agreement itself, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 4, 2010, Bob L. Corey resigned as a member of Board of Directors, or the Board, of the Company, including his position on the Audit Committee of the Board, effective immediately. Mr. Corey’s resignation was not the result of any disagreement with the Company on any matter relating to its operations, policies or practices, or regarding the general direction of the Company.

On December 9, 2010, the Company announced that as a result of consolidation of the senior financial management operations of the Company’s offices to Parsippany New Jersey, Al Wood would resign as Chief Financial Officer of the Company. On December 8, 2010, Mr. Wood entered into a Separation Agreement with the Company.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Transition and Separation Agreement, dated December 8, 2010, between Al Wood and Dialogic Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIALOGIC INC.

Dated: December 9, 2010

	By:	/s/ Eric C. Schlezinger
Eric C. Schlezinger
Secretary